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                                Exhibit 18.2



June 18, 2002




Eagle Food Centers, Inc.
Route 67 and Knoxville Road
Milan, IL


Ladies and Gentlemen:


We have been furnished with a copy of the quarterly report on Form 10-Q of Eagle Food Centers, Inc. (the Company) for the fiscal quarter ended May 4, 2002, and have read the Company's statements contained in the note entitled "Inventories" to the consolidated financial statements included therein. The note entitled "Inventories" states that the Company implemented a change in accounting principle from valuing substantially all inventories utilizing the last-in, first-out (LIFO) method to valuing all inventories utilizing the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method of valuing inventories more clearly follows the actual flow of inventory, due to its perishable nature, and more closely matches actual costs and revenues. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to February 2, 2002, nor have we audited the information set forth in the aforementioned note entitled "Inventories" to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


                                                        /s/ KPMG LLP